Exhibit 10.1
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
LONG TERM PURCHASE AGREEMENT
This Agreement dated December 18, 2008, effective as of the date of the last signature to this Agreement (the “Effective Date”)
BETWEEN
TomoTherapy Incorporated having its principal place of business at 1240 Deming Way, Madison, WI 53717, USA (hereinafter referred to as TOMO),
AND
E2V INC whose main place of business is at 4 Westchester Plaza, Elmsford, NY 10523, USA (hereinafter referred to as E2V INC)
AND
E2V TECHNOLOGIES (UK) LIMITED having its principal place of business at 106 Waterhouse Lane, Chelmsford, CM1 2QU, UK (hereinafter referred to as E2V LTD).
Each of the above may also be singularly referred to as the “Party” and collectively as the “Parties”.
WHEREAS
E2V LTD manufactures inter alia modulators, modulator accessories and magnetron accessories (the Products) and supplies these through E2V INC.
TOMO is an organisation that seeks to purchase from E2V INC quantities of the Products for incorporation into and/or use with a medical device.
NOW IT IS HEREBY AGREED AS FOLLOWS
1.	DEFINITIONS
In this Agreement (unless the context otherwise requires) the following expressions shall have the following meanings:
1.1	“Agreement” means these terms and conditions, all appendices and other documentation referenced hereunder.

1.2	“Contract Price” means the price in the specified currency payable to E2V INC for Products to be supplied under the Agreement free of taxes and bank and other charges of whatsoever nature.

1.3
“Intellectual Property Right” means any right derived from intellectual property such as patents, petty patents, patent applications, registered and unregistered design rights, copyright, trade secret and like protection.

1.4
“Product” means the modulator, modulator accessory, and magnetron accessory devices manufactured to the Specification, as specifically identified in Section 3.1 herein. Each individual E2V INC part number listed in Section 3.1 may be referred to as a “Product Item”.

1.5	“Specification” means the most recently released version of the technical specification relating to the Product.

1.6	“System” means the equipment into which the Product is to be installed.
2.	DURATION
This Agreement will commence on the Effective Date and will continue for a period of [ * ] months (the ‘Initial Term’). The Agreement may be renewed by written agreement between the Parties for a subsequent period (the ‘Subsequent Terms’).
3.	SCOPE OF SUPPLY FROM E2V

3.1
Subject to the following price and delivery terms, E2V INC shall supply the Products to TOMO in accordance with this Agreement at the prices and with the warranty periods specified in this Section 3.1.

Total Contract
	Part	[ * ]-YR Unit	Order
e2v P/N	Description	Price (GBP)	Quantity	Warranty
[ * ]	Transition Piece	[ * ]	[ * ]	[ * ]
[ * ]	Electromagnet	[ * ]	[ * ]	[ * ]
[ * ]	SSM	[ * ]	[ * ]	[ * ]
[ * ]	SSM Controller	[ * ]	[ * ]	[ * ]
[ * ]	HV Power Supply	[ * ]	[ * ]	[ * ]
[ * ]	HV Cable Assy	[ * ]	[ * ]	[ * ]
[ * ]	Cable Assy	[ * ]	[ * ]	[ * ]
[ * ]	Cable Assy	[ * ]	[ * ]	[ * ]
[ * ]	Cable Assy	[ * ]	[ * ]	[ * ]
[ * ]	Cable Assy	[ * ]	[ * ]	[ * ]

3.2
TOMO will submit release purchase orders (RPO’s) to E2V INC on a 6 month rolling basis before delivery is required by TOMO, E2V INC will confirm the acceptability of the delivery schedule within 1 month of receipt of the RPO or advise an amendment to the delivery schedule. These dates will be the due dates against which E2V INC will deliver Products. Deliveries scheduled within the upcoming four (4) weeks will be fixed and not subject to change by either Party other than by agreement.

3.3
TOMO commits to purchasing the Total Contract Order Quantity at Section 3.1 during the Initial Term of this Agreement subject to the provisions of Sections 3.4 and 3.5, unless otherwise agreed upon by the Parties. Additionally, to the extent required to fulfil the Total Contract Order Quantities of this Agreement, TOMO commits to purchase all of its manufacturing production requirements of the Product from E2V INC as a sole source for the Product for the term of this Agreement.

3.4
The Parties will, on an annual basis, review the quantities purchased and forecast. In the event that a lesser quantity than would reasonably be envisaged as being supplied within that period in line with the Total Contract Order Quantity in section 3.1 is apparent then conditional upon E2V remaining the sole source of supply in accordance with 3.3. E2V will work with and support TOMO and will not invoke any failure to meet quantity default mechanism or lower quantity break pricing bill back for the period.

3.5
However, the Parties will, during the third year of the Agreement, review the quantities purchased to date and subject to a [ * ] ([ * ]%) percent tolerance margin will determine whether the Total Contract Order Quantity for each Product Item identified in Section 3.1 will be achieved based on best available twelve month TOMO forecasts. If the Parties agree that a lesser quantity of any Product Item than the above-stated quantities will be purchased during the Initial Term then E2V INC and E2V LTD reserve the right to adjust pricing against anticipated quantity for that Product Item in line with the pricing breaks contained at Exhibit A to reflect the sums due for the lower quantity purchased throughout the Initial Term. Should E2V INC and E2V LTD adjust pricing against anticipated quantity as specified herein, and should TOMO meet the original product estimates within the Initial Term plus six months, E2V INC and/or E2V LTD shall credit any amounts paid by TOMO in increased prices during the Initial Term to TOMO’s account.

3.6	In the event quantities are exceeded, E2V INC will make an effort to achieve better pricing and extend to TOMO any applicable volume discounts or cost savings due to the increased quantities.

3.7
In the event that E2V is not the sole source of supply in accordance with the commitment at Section 3.3 herein, then failure by TOMO to meet the Total Contract Order Quantity during the Initial Term, subject to the tolerance margin of Section 3.5, or if E2V reasonably anticipates this failure will occur at any point during the term based on RPO’s and TOMO forecast information and after consultation with TOMO, shall entitle E2V INC to terminate the Agreement for TOMO default in addition to invoicing for the sums due in accordance with the quantity price breaks for the lower quantity purchased.

3.8	Quantities, prices and delivery for Subsequent Terms will be subject to formal amendment by E2V INC following discussion with TOMO.

3.9	The terms and conditions of this Agreement shall prevail over and apply in precedence of any other document, term or condition.
4.	PRICE AND PAYMENT

4.1
The Contract Price shall be established in US$ one business day after the Effective Date for the Agreement, based on the GBP pricing specified in Section 3.1, and be valid for twelve months at the current twelve month forward rate as defined below.

4.2
E2V will obtain a quotation from its bank, as specified below, to determine the USD pricing for the first 12-month period. At the end of that 12-month period, a further quote will be obtained for the next 12-month period and then again at the end of that 12-month period for the final 12-month period.

The exchange rate used to determine the USD pricing for each 12-month period will be the average of the forward rates for each month for the 12 months going forward as quoted by E2V’s bank. E2V will submit this quotation to TOMO for review and acceptance when received. TOMO will be obliged to notify acceptance or rejection immediately. In the event of rejection E2V will obtain two additional quotes on the same basis from two of its other banks and will submit these to TOMO. TOMO will then immediately notify E2V which of the rates should be implemented for the purposes of establishing the Contract Price. E2V INC agrees that all quotations will be obtained from major international financial institutions or banks.

4.3	The Price shall be the price on the Purchase Order and as stated above during the Initial Term subject to any amendments in accordance with Section 3 and herein.

4.4	Prices for Subsequent Terms will be advised by E2V INC.

4.5	Unless otherwise agreed E2V INC shall invoice TOMO for Products on the date of their despatch.

4.6	Payment will be 45 days open account against invoice with a credit line of $2.5 Million. The credit line will be evaluated by the Parties as needs dictate.

4.7
If TOMO defaults under the terms of this Agreement with E2V INC in payment on the due date of any sum due to E2V INC, E2V INC may without liability postpone delivery, without prejudice to any other right or remedy which E2V INC may have against TOMO in respect of such default until such time that the payment is made. Should E2V INC exercise its rights under this provision, E2V INC agrees to immediately proceed with any postponed delivery upon receipt of payment by TOMO.

4.8	Title in the Product will transfer from E2V INC to TOMO upon receipt by E2V INC of payment in full for each Product.

5.	DELIVERY

5.1	Products shall be delivered FCA, Madison, WI. (INCOTERMS 2000).

5.2
Subject to the provisions of Section 6, in the event of a delay at the fault of E2V INC in the delivery of any Product, E2V INC shall after expiration of a 45 (forty five) day period of grace be liable to pay TOMO in settlement for the delay, liquidated damages calculated at the rate of [ * ]% ([ * ] per cent) on that part of the Contract Price relating to those Products in delay for each complete week of the delay to a maximum of [ * ]% ([ * ] per cent) of that part of the Contract Price relating to those Products in delay. E2V INC shall make reasonable efforts to avoid delays, including the use of overtime and capital expenditures to improve capacity bottlenecks. In the event of recurring defaults by E2V INC on agreed delivery due dates, and the Parties, having used all reasonable efforts and discussed in good faith, fail to agree a plan to rectify this for future deliveries, then such recurring defaults may constitute default of the Agreement by E2V INC.

5.3	Risk in the Products shall transfer from E2V INC to TOMO in accordance with the delivery term specified.

5.4
TOMO shall inspect the Products upon delivery and may reject Products that do not conform to the Specification provided that written notification of such rejection is submitted to E2V INC. Products not notified as rejected within 30 days from delivery shall be deemed to be accepted.

5.5	Products will be tested before delivery for conformance to Specification.

5.6	E2V INC shall not be responsible for the commissioning or installation of the Product into any System.

5.7
TOMO reserves a right at all times to conduct quality and regulatory system audits of E2V INC and E2V LTD for the purposes of assurance that the Products and the manufacturing processes used to make them meet the quality and regulatory standards necessary for the Products to be incorporated into or used with the System. Such audits, if necessary, will be performed at mutually agreed-upon times. E2V INC and E2V LTD agree to have any necessary personnel present for any such audits and agree to cooperate with TOMO in conducting any necessary audits. In the event that issues arise as a result of these audits then the Parties will work together to resolve these issues and will not use issues arising from the audit as grounds for finding E2V INC in default of the Agreement unless such issues cannot be resolved by the Parties and cause the Product to fail to meet the Specification. In the event that any issues arise from the audit that cannot be resolved and such issues make it such that continued use of the Product by TOMO in the System would cause TOMO to fail to meet its regulatory and quality obligations with respect to the System, then TOMO shall have the right to terminate the Agreement, either in whole or in part (with respect to one or more particular Product Items), subject to paying the costs for termination specified in Section 11.3 herein.

6.	FORCE MAJEURE

6.1
Neither Party shall be liable for any delay or failure to perform its obligations hereunder which may be due to circumstances beyond its reasonable control and shall be entitled to such extension of time thereof as may be reasonable in the circumstances. Such circumstances shall include but not be limited to fire, flood, long term strikes, act of God and industrial action at its plant or that or its subcontractor or supplier.

6.2
The Party experiencing the Force Majeure circumstance shall notify the other Party in writing as soon as possible on becoming aware of such events described in Section 6.1 and consult with the other Party concerning the subsequent treatment thereof.

7.	WARRANTY

7.1
E2V INC shall warrant Products against defects in materials and workmanship, and failure to meet the Specification for the periods stated above at clause 3, in accordance with E2V INC’s standard conditions of warranty leaflet attached hereto as Exhibit B. Warranty will commence when the Products are checked out of inventory by TOMO subject to a maximum warranty period of [ * ] months from the date of delivery of the Products to TOMO.

7.2	The Parties hereby acknowledge and agree that the performance and application of the System shall be the sole responsibility of TOMO.

8.	MODIFICATION TO SPECIFICATION

8.1
E2V INC reserve the right to make minor modifications to the Products specifications, designs or materials that do not affect form, fit and function as E2V INC deem necessary. In the event that any modifications are made to the Products, E2V INC shall notify TOMO prior to delivery of Products incorporating the change so that TOMO may determine whether the changes may affect the quality of the finished device.

8.2
Any change to a Product that reaches the threshold within the E2V INC quality system that it would require the Product to receive either a major or minor revision increment shall be approved in writing by TOMO before implementation, E2V shall provide thirty (30) days prior written notice of such changes in order to enable TOMO to provide approval or rejection, or to ask for reasonable additional time to complete any necessary testing and analysis with respect to the continued use of the revised Product. TOMO will not unreasonably withhold approval. TOMO’s failure to provide approval or rejection or to ask for reasonable additional time for analysis of the impact of the proposed change within this period will be deemed an acceptance of such changes.

8.3
In the event that any Product is replaced with a new product or major revision, such as a revision classified as a new product platform or one classified as a next generation product, the Parties agree to review the quantities of the Products listed herein Section 3.1 to determine what impact the major revision to that Product may have on TOMO’s forecasted product need. The Parties agree to work together in good faith to reconcile this Agreement as necessary with such new product or revision. Further, E2V INC agrees to work with TOMO in the pursuit of technological improvements and cost down opportunities with respect to the Products as requested by TOMO. TOMO will be given reasonable prior written notice of one hundred eighty (180) days or such other time period as agreed upon by the Parties, of new products or major Product revisions before implementation.

8.4
TOMO reserves the right to reject any changes to the Products proposed by E2V INC in the event that such changes would not be backwards compatible with TOMO’s system or if such changes would necessitate TOMO undertaking additional work in its installed base. In this event E2V INC agrees to supply TOMO unchanged Product in the amounts specified herein during the Initial Term.

9.	INTELLECTUAL PROPERTY RIGHTS AND INDEMNITY

9.1
Intellectual Property Right to Product or parts thereof shall remain the absolute property of E2V INC. Similarly, TOMO shall retain full title and ownership in all Intellectual Property Rights to the System, any TOMO confidential information, and any documents or other materials provided to E2V INC for the purpose of supplying the Products to TOMO.

9.2
E2V INC will indemnify and hold harmless TOMO against all reasonable defense costs and for reasonable damages as finally determined by a court of competent jurisdiction in any suit brought by a third party for infringement of any Intellectual Property Right of the third party, including but not limited to Letters Patent or Registered Design by the normal use or sale of the Product or part thereof supplied by E2V INC to TOMO provided always that this indemnity shall not apply to any infringement:

a.
which is due to E2V INC having followed a design furnished or given by TOMO or to the use of the Product or part thereof in a manner or for a purpose not specified or disclosed to E2V INC at the time of its delivery hereunder, or in a country not specified or disclosed at the time of its delivery with respect to any claims of infringement made under the intellectual property laws of that country, or

b.	Which is due to the use of the Product or part thereof together with, or in combination with, the System or any other article, material or apparatus not provided by E2V INC,

and provided also that this indemnity is conditional on:
a.	TOMO giving to E2V INC the earliest possible notice in writing of any claim being made or action being threatened or brought against TOMO,

b.	TOMO permitting E2V INC at its own expense to conduct any litigation that may ensue and/or all negotiations for a settlement of a claim, and

c.	TOMO not making any statement or admission regarding the claim or action being threatened other than factual statements as requested or required by a competent authority.
9.3
Except as otherwise specified herein, the indemnity provision in Section 9.2 is given in lieu of any or all liabilities which E2V INC might otherwise have in relation to any infringement or alleged infringement of any patent or other right. Should any E2V INC Product be found to infringe the Intellectual Property Rights of a third party, E2V INC shall, at its discretion, either procure the right for E2V INC and TOMO to continue to use such infringing Product(s), or shall offer TOMO a non-infringing replacement product that meets TOMO’s technical requirements and specifications. If E2V INC is unable to offer either of those options, TOMO’s obligations under this Agreement with respect to such infringing Product(s) are excused with no further obligation to E2V INC with respect to the infringing Product(s).

10.	TERMINATION FOR DEFAULT

10.1	Either Party may terminate the Agreement or any Purchase Order forthwith by written notice in the event that:
a.	any provision of this Agreement allows for such termination, or

b.
the other Party has failed to perform or observe any of the provisions of the Agreement on its part to be performed or observed and shall, if the breach be remediable, have failed to take reasonable steps to remedy such breach within 90 (ninety) days of receipt of written notice requiring him to do so, or

c.
The other Party shall become insolvent, or makes any arrangement with its creditors, goes into liquidation whether voluntary or compulsory or shall have appointed a receiver and/or manager in respect of part or the whole of its assets except as part of a bona fide scheme of reconstruction or amalgamation.

10.2	The accrued rights of either Party shall not be affected by termination for whatever cause.

11.	LIABILITIES FOR DEFAULT

11.1
The Parties shall not be liable for indirect or consequential damages (such term to include without prejudice to the generality of the foregoing, loss of profits or third party claims) howsoever arising in the event of any default under the Agreement or any Purchase Order.

11.2
In the event of termination of the Agreement by TOMO as a result of breach by E2V INC pursuant to clause 10, E2V INC’S liability shall be limited to TOMO’s reasonable excess reprocurement costs capped to an aggregate liability payment for any and all defaults under this Agreement, of the amount of three months of purchases by TOMO under this Agreement. The “amount of three months of purchases by TOMO” shall be calculated by averaging the last 12 months of purchases to calculate a monthly average, and then taking that monthly average multiplied by three. This shall be in full and final settlement of E2V INC’s liability in termination for default. “Excess reprocurement costs” shall be defined as any costs above and beyond the amounts TOMO would have paid to E2V INC to fulfil TOMO’s purchase obligations under the terms of the Agreement, and could include but are not limited to NRE costs, supplier qualification activities and costs related thereto, and expediting fees.

11.3.
In the event of termination of the Agreement by E2V INC as a result of breach by TOMO pursuant to clause 10, E2V INC shall be entitled to recover payment from TOMO for all Products delivered prior to termination and at the request of E2V INC, reasonable payment for any work in progress under this Agreement, including payment for all Products within the fixed element of the RPO, and for third party financial commitments entered into in reliance upon this Agreement limited to three months of E2V INC’s purchases under any such third party agreements. This shall be in full and final settlement of TOMO’s liability in termination for default.

12.	NON ASSIGNMENT
The Parties may not assign or purport to assign any or all of its rights or obligations hereunder without the prior written consent of the other Party, except in the instance of a change in control or sale of substantially all the assets of a Party. Where such consent is requested, the Parties agree that such consent shall not be unreasonably withheld. In the instance of an assignment by one Party due to a change in control or sale of substantially all the assets of that Party, the assigning Party agrees that the new assignee shall be bound by all of the rights and obligations of the assigning Party under the terms of this Agreement, and further that the assigning Party shall give the other Party no less than ninety (90) days prior written notice of such assignment.
13.	NEGATION OF WAIVER
Failure of either Party at any time to enforce any of the provisions of the Agreement shall not be construed as a waiver by such Party of any such provisions neither shall such failure in any way affect the validity of the Agreement or any part thereof.
14.	PRIOR AGREEMENTS, REPRESENTATIONS, STATEMENTS
The Parties hereto agree that the terms set out herein shall supersede all prior representations, agreements, statements and understandings whether oral or in writing relevant to the Agreement.

15.	SURVIVORSHIP
In the event that any portion of the Agreement is determined by a cognizant authority to be illegal and/or invalid, the remaining portion of the document shall remain in effect provided the intent of the Parties is not substantially changed; the illegal or invalid provision to be replaced by a mutually agreed legal and valid provision, if necessary to continue the operability of the Agreement.
16.	AMENDMENTS
The terms of the Agreement may only be amended following the written consent of the Parties.
17.	NOTICES
Any notices to be given pursuant to the Agreement shall be in writing and shall be deemed to have been validly served:
a.
15 (fifteen) days from the time of posting if sent by prepaid registered or recorded delivery airmail post to the party to be served at its above mentioned address or such other address as it may from time to time have communicated to the other as its address for service, or

b.
At the time of completion of the transmission if sent by telefax during the normal business hours of the party to be served (or on the next following business day of such party if not sent during such business hours) provided always that in the case of service of notice by telefax a further copy of such notice shall promptly have been sent by post in the aforesaid manner to the party to be served.

18.	HEADINGS
The clause headings hereof are for reference purposes only and shall not affect the construction of the Agreement.
19.	CONFIDENTIALITY
The Parties acknowledge that the Agreement is confidential and undertake not to disclose its contents to any third party without the express permission of the other Party. The Confidentiality Agreement entered into by the Parties as of July 27, 2006 shall remain in full force and effect for the duration of this Agreement, and shall remain in effect for two years after the expiration or termination of this Agreement.
20.	LAW AND ARBITRATION
This agreement shall be governed by and the rights and obligations of the Parties shall be construed in all respects in accordance with the laws of the State of New York, USA, excluding its conflicts of laws provisions. Any controversy, dispute or claim arising out of or relating to this agreement shall be finally determined by arbitration under the international arbitration rules of the American Arbitration Association. The number of arbitrators shall be three. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitrators shall not be empowered to award punitive or exemplary damages.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be signed by their duly authorised representatives.

Signed for and on behalf of E2V TECHNOLOGIES (UK) LIMITED

/s/ Charlotte Parmenter Name: Charlotte Parmenter
Position: Commercial Manager

Date: December 19, 2008

Signed for and on behalf of E2V INC

/s/ Robert E. Calabrese Name: Robert E. Calabrese Position: Sr. Vice President, Sales

Date: December 22, 2008

Signed for and on behalf of TOMOTHERAPY INCORPORATED

/s/ Stephen C. Hathaway Name: Stephen C. Hathaway Position: Chief Financial Officer

Date: December 18, 2008

EXHIBIT A
In accordance with Section 3.5 and 3.7, E2V INC and E2V LTD reserve the right to adjust pricing against anticipated quantity for that Product Item in line with the pricing breaks contained herein to reflect the sums due for the lower quantity purchased throughout the Initial Term.

	Total			Total
	Quantity	Unit Price		Quantity	Unit Price
e2v P/N	Supplied	(GBP)	e2v P/N	Supplied	(GBP)
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

Exhibit B
Standard Conditions of Warranty for e2v Products
The following Standard Conditions of Warranty are issued in conjunction with e2v General Terms and Conditions of Sale for the Purchaser’s benefit and contain important information relating to the Warranty in respect of the Product and a Return Procedure. Please read this carefully.
1.	CONDITION
Except where otherwise agreed in writing, the Product shall be subject to the following conditions of warranty.
Each Product for which a warranty is offered is guaranteed against defects in workmanship and materials and designed to perform to its specification when operated in accordance with e2v’s instructions. The warranty applicable to each Product is defined in a warranty code contained in e2v’s written quotation and confirmed on e2v’s written order acknowledgement.
A warranty code is comprised of a letter and one or two groups of numbers.
The letter gives the total warranty period commencing from the date of despatch of the Product from e2v, subject to the group or groups of numbers.
A	indicates 2 years.

B	indicates 18 months.

C	indicates that the number following gives the warranty period in months.

E	indicates 1 year.

G	indicates 3 years.

H	indicates 4 years.

J	indicates that the number following gives the warranty period in months.
Where the letter is followed by two groups of numbers (e.g. A100/1000):
a.
the first group (e.g. A100/1000) gives the filament or high tension (HT) life in hours within which the Product may, at e2v’s sole option, be repaired or replaced free of charge or credited in full; except for J terms, which gives this period in months.

b.
the second group (e.g. A100/1000) gives the total warranted number of filament or HT life in hours; except for J terms, which gives this period in months. For a Product failing with a filament or HT life in excess of the hours specified by the first group of numbers (100) but less than the total number of hours/months given by the second group (1000), repairs, replacements or credit will be given on a pro-rata basis, determined by the ratio of the unused portion of the total warranted hours to the second group of numbers, provided that the period indicated by the letter (A = 2 years) has not expired.

Where the letter is preceded by a number (e.g. 6C24), this indicates an agreed shelf life before use. Therefore, the warranty period begins as soon as the product is used, or at latest, six months after delivery of the product by e2v.
Where the letter is followed by one group of numbers (e.g. C12), this gives the total warranted period either in months for ‘C’ terms or in filament or HT hours for other terms during which, at e2v’s sole option, the Product will be repaired, or full replacement or credit will be given.
In the unlikely event that a quotation or acknowledgement does not contain a warranty coding for your specific Product, or in the event that you require clarification of a warranty coding, please contact the appropriate e2v Sales Department Personnel.
2.	CLAIMS
2.1	Damage in Transit
a.	Each Product is inspected by e2v prior to despatch and should be examined by the Purchaser immediately on receipt.

b.
The carton or packing crate should be examined for signs of damage and the Carrier’s note endorsed accordingly. If inspection is not possible at this stage the item should be signed for as “unexamined”. The Product must then be unpacked with minimum delay and, after inspection for damage to its glasswork or internal structure, an electrical test applied. Where a static test is impracticable, a functional test in its intended equipment is recommended.

c.
Where damage in transit is suspected, the original packing materials should be retained to return the product. If the Product has been damaged in transit, and if e2v has arranged the insurance cover on behalf of the Purchaser, the Purchaser should, within 7 days of receipt of the Product, either (a) inform the nearest Lloyds Representative, or (b) notify e2v, who will file an insurance claim. If insurance has been arranged by the Purchaser, then the Purchaser should deal with this in his usual way.

2.2	Conditions of Warranty
This warranty is valid only if the following conditions are met:
a.	The Product has been supplied directly by e2v or via a distributor, representative or other selling medium authorised by e2v.

b.	The Product has been operated within its specification and in accordance with e2v instructions.

c.	The Product has not been subjected to any accident, abuse, alteration, misuse or neglect in storage, transportation, handling or use.

d.	The return procedure specified in Paragraph 3 below is followed.

e.	The decision of e2v on the cause of failure and on the value and form of any applicable allowances is accepted by the Purchaser.

f.	Right of access to equipment for the purpose of checking operating conditions is granted to any representative of e2v where e2v may so require.

g.	e2v is notified within 30 days of the Product failure.

h.	The Product is withdrawn from service as soon as possible after the alleged failure has occurred.
2.3	Limitation of Liability
Unless expressly stated in a separate written agreement between e2v and the Purchaser, this warranty defines fully the extent of e2v’s liability for the Product and shall be in lieu of any warranty condition or liability express or implied by law or otherwise, including warranties of merchantability and fitness for a particular purpose which are hereby expressly excluded. The sole obligation of e2v under this warranty is to carry out repairs, supply replacement Products or give credit as specified herein. In no event shall e2v be liable for consequential damage howsoever arising. In the event of any conflict between the original English version and the French and German or other translations of this document, the English version shall prevail.

© e2v technologies plc and subsidiaries 2006, 2008	11555A-6, page 1

3.	RETURN PROCEDURE
The return procedure specified below must be followed if returning a product under warranty:
3.1
A Product Service Report Form, which is despatched with the product, must be completed giving all information requested and noting, in particular, any unusual occurrences before or at the time of failure. The Form must be returned with the returned product.

3.2
The returned product should be packed in the same manner as originally, preferably by use of the same packaging materials. If the purchaser cannot provide suitable packing it can be provided at the purchaser’s expense.

3.3	The returned product must be insured and carriage paid by the Purchaser, and e2v accepts no responsibility for loss of, or damage to, a returned product during transit.

3.4
If repair or replacement is offered, the Purchaser will be notified in writing and the product will be despatched, carriage and insurance paid, to destinations within the United Kingdom or to a suitable United Kingdom port of embarkation in the case of overseas Purchasers.

3.5
Where credit is offered in settlement of a claim such credit shall, in all cases, unless otherwise agreed, be based on the FCA (UK Port or Airport) INCOTERMS 2000 selling price of the product for overseas Purchasers, or on the net delivered price for Purchasers within the United Kingdom. If the returned Product is not defective and is still serviceable, it will be returned at the Purchaser’s expense.

3.6
It may be necessary for an inoperative product to be dismantled by e2v to determine the cause of failure and permission for this to be done is granted automatically by the Purchaser in returning the Product. An inoperative product will only be returned to the Purchaser at his expense if no repair, credit or replacement can be allowed. Where credit or replacement is allowed, the returned Product shall become the property of e2v.

4.	RE-WARRANTY
Products that have been repaired or replaced under warranty will be re-warranted to the end of the original period of warranty of the repaired or replaced product or for three months, whichever is longer. The expiry of the original period of warranty for the purposes of re-warranty will be extended to take account of the duration of the interruption of use as a result of the failure under warranty.